Exhibit 99

Granite City Food & Brewery Agrees to Acquire Assets of Seven
Cadillac Ranch Restaurants for $9 Million

Parties Close on Mall of America Restaurant Acquisition for $1.4 Million

MINNEAPOLIS [November 4, 2011] — Granite City Food & Brewery Ltd. (Nasdaq:GCFB) announced today that it has entered into a master asset purchase agreement to buy the net assets of seven restaurants currently operated under the name “Cadillac Ranch All American Bar & Grill” (Cadillac Ranch).

Pursuant to the agreement, Granite City has closed on the purchase of the assets of one of the restaurants, CR Minneapolis, LLC (“CRM”), which operates a Cadillac Ranch All American Restaurant Bar & Grill in the Mall of America in Bloomington, Minnesota.  The purchase price for these assets was $1.4 million, subject to adjustment, including a reduction if the purchase of the remaining assets is not consummated through no fault of Granite City.  Granite City has assumed CRM’s lease at the Mall of America for the restaurant with certain modifications.

The restaurants subject to the purchase agreement are owned by Clint R. Field or Eric Schilder, managed by Restaurant Entertainment Group and located in Pittsburgh, Pennsylvania; Oxon Hill, Maryland; Indianapolis, Indiana (one restaurant in operation and another under construction); Hallandale Beach, Florida; Bloomington, Minnesota; and Miami, Florida.  Granite City also has an option to buy the assets of an eighth restaurant in Annapolis, Maryland for nominal consideration and assumption of the related lease.  The aggregate purchase price for the assets is $9 million, subject to adjustment including an increase of $200,000 for post-acquisition consulting services.  Additional debt or equity financing will be required to consummate the balance of the asset purchases.

“We are pleased to have acquired the Mall of America location at this time and look forward to conducting the due diligence necessary to close on the balance of the assets before year end,” said Jim Gilbertson, CFO.

“As we have discussed from the day of our initial investment in Granite City Food & Brewery, one of our goals has been to use the Granite City engine as a platform to grow into a broader and more dynamic restaurant company,” said Rob Doran, CEO. “Cadillac Ranch’s distinctive characteristics and unique melding of entertainment and casual dining excite us.”

“There are some great synergies related to Granite City’s food and beer that we may incorporate into Cadillac Ranch restaurants,” said Dean Oakey, CCO.  “Additionally, we aspire to provide unprecedented support to the store level management teams at Cadillac Ranch to build on their already impressive performance.”

The remaining obligations of the parties are subject to various customary closing conditions.  If conditions with respect to a restaurant are not met, those assets may be excluded from the purchase and the purchase price reduced as agreed.  The parties contemplate that the remaining assets will be purchased during the fourth quarter of 2011 if the conditions are met.  Granite City’s obligation to purchase the remaining assets is subject to conditions, including obtaining required consent from its principal lender, obtaining satisfactory financing, completion of due diligence, and board approval.

In May 2011, Granite City received a $9 million infusion of equity capital from Concept Development Partners (CDP) in partnership with Dallas-based private equity firm, CIC Partners, along with $10 million in debt financing from Fifth Third Bank.  The transaction brought the Company capital, additional management and several new, experienced board members including, Mike Rawlings, former President of

Pizza Hut and a Founding Partner of CIC Partners, Lou Mucci, the former CFO of BJ’s Restaurants, Michael Staenberg, President of THF Realty, Fouad Bashour, a Founding Partner of CIC Partners, and Rob Doran, former Executive Vice President of McDonald’s.  Rob Doran now serves as CEO of Granite City.  Since CDP’s investment, Granite City has been developing growth plans for existing stores as well as the construction of new stores such as the recently announced Troy, Michigan store set to open in early 2012.

Granite City Food & Brewery is a modern American restaurant and brewery.  Everything served at Granite City is made fresh on site using high quality ingredients, including Granite City’s award-winning signature line of craft beers.  The extensive menu features moderately priced favorites served in generous portions.  Our attractive price point, high service standards, and great food and beer combine for a memorable dining experience.  Granite City Food & Brewery Ltd. opened its first restaurant in St. Cloud, Minnesota in 1999 and currently operates 26 restaurants in 11 states. Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net).

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011.

Contact: James G. Gilbertson

Chief Financial Officer

(952) 215.0676